Exhibit 10.1

Settlement Agreement

WHEREAS Titan CNG, LLC (“Titan”) was the obligor on a Loan Agreement and Note dated December 31, 2014, and Tradition Capital Bank (“the Bank”) was the obligee on that Loan Agreement and Note (“the Loan”);

WHEREAS the Note was secured by (among other things) a security interest in certain equipment owned by Titan, and Titan continues to possess certain of that equipment, which is located at a facility in or near Fort Worth, Texas (“the Titan Equipment”);

WHEREAS Titan became a wholly owned subsidiary of EVO Transportation & Energy Services, Inc. (“EVO”) on or about November 22, 2016;

WHEREAS Titan allegedly defaulted on its payment obligations under the Loan Agreement and Note on or about August 26, 2022;

WHEREAS Falcon Capital, LLC (“Falcon”) assumed all of the Bank’s rights and obligations under the Note on or about October 12, 2022;

WHEREAS Falcon commenced litigation against Titan and EVO on or about December 16, 2022 by serving and filing the complaint in the matter of Falcon Capital, LLC v. EVO Transportation & Energy Services, Inc. and Titan CNG, LLC, Hennepin County District Court Case No. 27-cv-22-18483 (“the Lawsuit”);

WHEREAS Titan and EVO answered that Complaint and denied liability on February 7, 2023;

WHEREAS Scott Honour (“Honour”) is a principal of Falcon and previously served as a member of EVO’s board of directors, and Honour claims entitlement to payment of fees for his service as a director;

WHEREAS Titan and EVO indicated an intention to assert counterclaims and third-party claims against Falcon and Honour, if litigation persists;

WHEREAS Titan, EVO, Falcon, and Honour (collectively, “the Parties”) now wish to fully and finally resolve all of their claims against one another amicably and without incurring additional fees and expenses related to litigation;

NOW THEREFORE the Parties enter into this Settlement Agreement according to the following terms:

1.
Settlement Payments. By April 14, 2023, EVO will cause Falcon to receive one payment in the amount of $30,000. By May 15, 2023, EVO will cause Falcon to receive a second payment in the amount of $30,000. These payments are intended to settle Falcon’s claims related to the Loan. These two settlement payments will be made using the following wire information:

Bank: *

Account Name: Falcon Capital LLC

Account Number: *

Routing Number: *

2.
Settlement Note. Contemporaneous with this Settlement Agreement, EVO will issue a promissory note to Falcon in the form attached hereto as Exhibit A. The Settlement Note is intended to settle Falcon’s claims related to the Loan.

3.
Payment Instructions for Settlement Note. The payments to be made in connection with the Settlement Note shall be made by wiring or electronically transferring funds to Falcon Capital, LLC using the following wire information:

Bank: *

Account Name: Falcon Capital LLC

Account Number: *

Routing Number: *

4.
Notice, Cure, and Security. If Falcon does not timely receive a Settlement Payment or a payment under the Settlement Note, then Falcon shall send written notice to EVO of the missed payment. EVO shall then cure by causing Falcon to receive the missed payment within 20 days of EVO’s receipt of the written notice. If EVO fails to timely cure a missed payment, or if EVO makes more than three untimely payments regardless of whether they are cured, then Falcon shall be entitled to file with the Hennepin County District Court the Confession of Judgment attached hereto as Exhibit B for the remaining principal balance and any accrued interest due under this Settlement Agreement and the Settlement Note. Falcon may then take such steps as it deems appropriate to recover on that judgment. Falcon agrees to provide a completed copy of the Confession of Judgment to EVO at least five business days prior to filing the Confession of Judgment with the Court.

5.
Titan Equipment. By executing this Settlement Agreement, Falcon hereby releases any and all security interests and liens in any and all physical property of EVO and/or Titan. Within a reasonable time after execution of this Settlement Agreement, the Parties will mutually agree upon and endeavor to retain an agent or broker to attempt to sell the Titan Equipment. If the Titan Equipment is sold, then Falcon will be entitled to 75% of the first $150,000 in net proceeds (after all taxes, agent or broker fees, delivery costs, and any other costs of sale), and EVO will be entitled to the remainder (i.e. 25% of the first $150,000 in net proceeds and 100% of any net proceeds in excess of $150,000). If no agent or broker will accept this retention, then Falcon shall have the option of attempting to sell the Titan Equipment, with any proceeds of such sale split according to the terms of this provision. If and when a broker or agent is retained, EVO and Titan’s only obligations under this provision shall be to make the Titan Equipment reasonably available for inspection and collection, and to cooperate reasonably in preparing and executing documentation necessary to transfer ownership of the Titan Equipment to one or more new owners in connection with a sale arranged by the broker or agent. The Parties may in their own discretion jointly agree to take steps at their own expense to prepare or refurbish the equipment for sale or otherwise to improve the prospects of a sale, but none of the Parties shall be under any obligation to participate in, agree to, or pay for any such steps. The Parties acknowledge and accept the risk that it may be impossible to sell the Titan Equipment, that no broker or agent might accept the retention, and that the Titan Equipment may have little or no market value. If, at eight months from the date of the Settlement Agreement, the Titan Equipment remains unsold, the Parties agree EVO shall have full and sole control over the Titan Equipment and may, at EVO’s option, effectuate disposal, with any proceeds of such disposal split according to the terms of this provision.

6.
Waiver of Ownership Interests. As part of the consideration they are conferring under this Settlement Agreement, Falcon and Honour hereby release all right, title, and interest in and to Titan, EVO and EVO’s subsidiaries. To the extent they are or purport to be owners or shareholders, they hereby release those interests. Falcon and Honour will deliver to EVO, concurrently with their execution of this Settlement Agreement, stock powers executed by Falcon that assigns and transfers all of Falcon’s shares of common stock of EVO to EVO in the form attached hereto as Exhibit C.

7.
Releases. Except for claims to enforce this Settlement Agreement and the Settlement Note, the Parties hereby mutually release all claims, known or unknown, that exist or that could have been asserted up to the date of this Settlement Agreement. This includes but is not limited to all claims, counterclaims, and third-party claims (known or unknown) that were or could have been asserted in the Lawsuit; all claims (known or unknown) arising out of or relating to Honour’s service as a director of EVO; all claims (known or unknown) arising out of Falcon or Honour’s past ownership or other interests in Titan or EVO; and all other claims (known or unknown) arising out of or relating to the business relationships between EVO and Titan, on the one hand, and Falcon and Honour, on the other hand.

8.
Binding Upon Third Parties and Successors. This Settlement Agreement is binding upon and shall inure to the benefit of the officers, directors, owners, shareholders, members, partners, managers, employees, representatives, clients, attorneys, accountants, agents, successors, assigns, spouses and affiliates of the Parties.

9.
SEC Filing. Honour and Falcon acknowledge that this Settlement Agreement will be filed by EVO with the Securities and Exchange Commission.

10.
Dismissal. Promptly upon the execution of this Settlement Agreement, the Parties will file a stipulation of dismissal with prejudice of the Lawsuit, with all Parties responsible for their own costs, fees, and disbursements, unless otherwise expressly provided in this Settlement Agreement.

11.
Representations and Warranties. All Parties hereto have made such investigation of the facts pertaining to the releases contained herein as they deem necessary. Each Party has received or had the opportunity to receive independent legal advice from attorneys of his or its choice with respect to the advisability of entering into this Settlement Agreement and the releases provided for herein. Except as expressly stated in this Settlement Agreement, no Party has made any statement or representation to any other

Party regarding any fact, which statement or representation is relied upon by any other Party in entering into this Settlement Agreement. This Settlement Agreement contains the entire agreement and understanding between the Parties with respect to its subject matter, and it supersedes all prior agreements and understandings, oral or written, concerning the matters covered by this Settlement Agreement. This Settlement Agreement has been duly and validly authorized, executed, and delivered by the Parties, and no other action is required for the valid and binding execution, delivery, and performance of this Settlement Agreement by the Parties. No consents or waivers of or by any third party are necessary to permit the consummation by the Parties of the payments and/or transactions contemplated pursuant to this Settlement Agreement, other than those that have already been obtained. No Party has executed this Settlement Agreement, or any document required to be executed pursuant to this Settlement Agreement, under any duress, under pressure, or fraud and each Party is legally and equitably bound by the express terms, representations, warranties, covenants, and conditions contained herein. This Settlement Agreement has been carefully read by each of the Parties hereto and the contents thereof are known and understood by each of the Parties. This Settlement Agreement is signed freely by each Party executing it, with the requisite power and authority to do so.

12.
No Admission. In entering this Settlement Agreement, no Party admits the validity of any claim or defense (whether formally asserted in the Lawsuit or not) alleged by any other Party. Each Party expressly denies any wrongdoing and liability whatsoever.

13.
Modifications. This Settlement Agreement may not be amended, canceled, revoked, or otherwise modified except by written agreement subscribed by all of the Parties hereto to be charged with such modification.

14.
Governing Law, Forum, and Venue. This Agreement shall be construed under, and is governed by, the laws of the State of Minnesota (without reference to conflict of laws provisions which would require application of the laws of another jurisdiction). The Parties, irrespective of where any of them currently reside or maintain their principal place of business, submit to the exclusive jurisdiction of the Hennepin County Courts as the exclusive forum and venue for any civil action arising out of, or related to, this Settlement Agreement. If any Party is forced to initiate court proceedings in order to enforce its rights under this Settlement Agreement, the prevailing party in such action will be entitled to an award of its reasonable attorneys’ fees and costs.

15.
Further Action. The Parties will cooperate and agree to execute such other or further documents or instruments and take such other or further action as may be reasonably necessary to implement the terms and conditions of this Settlement Agreement.

16.
No Waiver. The failure of any Party to strictly enforce, at any time, a provision of this Settlement Agreement shall not be construed to be a waiver of such provision or any other rights that Party has under this Settlement Agreement, nor shall a Party’s waiver of any breach be construed to be a waiver of any other breach of this Settlement Agreement.

17.
Notice. Any notice, consent, request, or other communication required or permitted to be given under this Agreement shall be in writing and delivered overnight delivery by Federal Express or other comparable overnight delivery service, with email copies, as set forth below:

If to EVO: If to Falcon / Honour

Michael Bayles Scott Honour

2075 W Pinnacle Peak Rd. Suite 130 Northern Pacific Group

Phoenix, AZ 85027 315 E. Lake St, Suite 301

michael.bayles@evotransinc.com Wayzata, MN 55391

shonour@northernpacificgroup.com

Copy to: Copy to:

Mark L. Johnson Jon-Jamison Hill

Michelman & Robinson, LLP

10880 Wilshire Blvd, 19th Floor

Los Angeles, CA 90024

mjohnson@greeneespel.com jhill@mrllp.com

SIGNATURES

For EVO and Titan For Falcon / Honour

/s/ Michael Bayles______________________ /s/ Scott Honour___________________

Michael Bayles, CEO Scott Honour, Principal

Dated: __4/14/2023___________________ Dated: _4/14/2023__________________